State of Delaware
Secretary of State
Division of Corporations
Delivered 02:00 PM 07/20/2022
FILED 02:00 PM 07/20/2022
SR 20223039705 - File Number 4475571

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BLACKSTAR ENTERPRISE GROUP, INC.
a Delaware Corporation
(pursuant to Section 242 of the Delaware General Corporation Law)

BlackStar Enterprise Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), through its duly authorized officers and by the authority of the Board of Directors do hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting for the proposed amendment are as follows:

> **RESOLVED,** that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:
>
> "The total number of shares of stock which the Corporation shall have authority to issue is Two Billion Ten Million (2,010,000,000), consisting of Two Billion shares (2,000,000,000) of Common Stock, $.001 par value per share and Ten Million (10,000,000) shares of Preferred Stock, $.001 par value with such classes, rights and privileges as maybe hereafter designated."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation's stockholders approved and authorized the foregoing amendment (the "Amendment") by written consent in lieu of a meeting.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Certificate of Amendment of the Certificate of Incorporation shall be effective on August 5, 2022.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Joseph Kurczodyna, its duly authorized Chief Financial Officer and Chairman this 19 day of July, 2022.

By: ______________________
Authorized Officer
Title: Chief Financial Officer, Chairman
Name: Joseph Kurczodyna